UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 17, 2022

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, CHF 0.10 par value	RIG	New York Stock Exchange
0.50% Exchangeable Senior Bonds due 2023	RIG/23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the ongoing succession planning efforts of Transocean Ltd. (the “Company”), on February 11, 2022, Keelan Adamson, age 52, was promoted to President and Chief Operating Officer of the Company.  The Company’s Chief Executive Officer, Jeremy Thigpen, will continue in his capacity as Chief Executive Officer and a member of the Company’s Board of Directors.  Mr. Adamson will continue to report to Mr. Thigpen.

Prior to Mr. Adamson’s promotion, he served as the Company’s Executive Vice President and Chief Operations Officer from August 2018 to February 2022.  Mr. Adamson previously served as the Company’s Senior Vice President, Operations from October 2017 to July 2018, and as Senior Vice President, Operations Integrity and HSE, from June 2015 to October 2017.  As part of his responsibilities during this period, Mr. Adamson oversaw the Company’s Technical Services team from May 2016 to October 2017.  He also served as the Company’s Vice President, Human Resources from December 2012 to May 2015, and has held other executive positions with the Company, including as the Vice President overseeing Major Capital Projects and Engineering.  Mr. Adamson began his career as a drilling engineer with BP Exploration in 1991.  He joined the Company in 1995 and has held rig management positions in the United Kingdom, Asia and Africa, sales and marketing leadership roles, and served as the Managing Director for the Company's business in North America, Canada and Trinidad.  Mr. Adamson earned a bachelor's degree in Aeronautical Engineering from The Queens University of Belfast and completed the Advanced Management Program at Harvard Business School.

Mr. Adamson has no family relationship with any of the Company's executive officers or members of the Company's Board of Directors.

In connection with Mr. Adamson’s promotion, he entered into an employment agreement with a wholly owned indirect subsidiary of the Company, effective February 16, 2022.  Pursuant to the terms of his employment agreement, he will receive a base salary of $800,000 per year.  Mr. Adamson's 2022 annual cash bonus target under the Company's Amended and Restated Performance Award and Cash Bonus Plan will be 100% of his annual salary earned in 2022, subject to the Company's performance relative to a set of pre-determined performance metrics and the discretion of the Company's Compensation Committee.  Additionally, Mr. Adamson remains eligible to participate in the Amended and Restated Transocean Ltd. 2015 Long Term Incentive Plan (the “LTIP”).  He received equity awards in 2022 pursuant to the LTIP in the form of restricted share units with a targeted cash value of $1,400,000, vesting in equal installments over three years, and performance units with a targeted cash value of $1,400,000, subject to vesting and performance terms equivalent to those currently in place for the 2022-2024 performance cycle.  The foregoing description of Mr. Adamson's employment agreement is not complete and is qualified by reference to the complete agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Other than as disclosed in this Item 5.02, there are no arrangements or understandings between Mr. Adamson and any other person pursuant to which he was appointed President and Chief Operating Officer.

Item 9.01Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Mr. Keelan Adamson dated February 16, 2022
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: February 17, 2022	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person